EXHIBIT 10.4
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                                    AGREEMENT

            THIS AGREEMENT is dated as of December 22, 2004 (the "Effective Date"), by and between Able Laboratories, Inc., a Delaware corporation (the "Company"), and Shashikant C. Shah (the "Employee").

            The Company and the Employee entered into an Amended and Restated Employment Agreement dated as of March 1, 2004 (the "March 2004 Agreement"); and the Company and the Employee desire to enter into this Agreement to change the terms and conditions of the Employee's employment. Therefore, in consideration of the mutual promises and agreements in this Agreement, the parties agree as follows:

1. Employment; Duties. The Employee will be employed as Quality Control Consultant. The Employee hereby agrees to continue his employment in such capacity and to perform all such duties and services for the Company as are consistent with that position and as are reasonably assigned to the Employee from time to time by the Company. The Employee may perform such duties at the Company's offices or from an office away from the Company's offices, provided that the Employee shall not be required to travel outside the United States.

2. Term. The term of this Agreement (the "Term") will begin on the Effective Date and will end on June 30, 2006 unless earlier terminated under paragraph 4 below.

3. Compensation. The Company will pay the Employee a base salary ("Base Compensation") at the rate of $150,000 per year. The Company will provide health insurance coverage under the Company's group plan for the Employee and his family, including a long-term care plan, if adopted, and may also provide such other employee benefit plans and/or fringe benefits as the Company makes available, but in each case only if and to the extent that the Employee's participation in the plan is permitted by Company policy, the eligibility or other conditions of the plan or by applicable law.

4. Termination. The Company may terminate the Employee's employment for "Cause," meaning any unlawful or dishonest conduct of the Employee constituting a felony or involving moral turpitude, or willful, reckless or grossly negligent misconduct or insubordination that the board determines is or might be injurious to the Corporation. Otherwise, the Employee's employment hereunder will end at the end of the Term or, if earlier, upon the Employee's death or disability. If the Employee's employment is terminated because of death or disability then the Company will pay the Employee's Base Compensation through the remainder of the Term in accordance with the provisions hereof. In the event of termination as a result of the Employee's death, the Base Compensation will be payable to the Employee's surviving spouse and, in the event of termination as a result of the Employee's death or disability, then if and to the extent permitted by Company policy, the terms of the Company's health care plan and applicable law, the Employee or the Employee's surviving spouse, as the case may be, may elect to continue coverage under the Company's group health plan. If permitted by the Company's option plans and applicable law, the Employee may upon termination effect a cashless exercise of his options that are vested as of that date. The Company's obligations to make severance payments in

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accordance with this paragraph 4 will be binding on any successor to the Company as provided in paragraph 6 below.

5. Employee Release. In consideration of the Company's entering into this Agreement and the agreements set forth herein, the Employee, on behalf of himself, his or her successors, heirs, administrators, executors, assigns, agents, representatives, and all those in privity with him, hereby releases and forever discharges the Company, all of its present and former officers, directors, employees, representatives, successors and assigns (collectively, the "Company Releasees"), of and from any and all claims, demands, obligations, liabilities, damages, fees, expenses, and costs of any kind which Employee now has or ever had arising out of, based on, or connected with this Agreement or his employment by the Company, including but not limited to claims arising under or based on any law, regulation, executive order or public policy affecting or relating to the claims or rights of employees, any rights or obligations under any employee benefit plan or insurance program, and any and all actions and claims of whatever nature in tort or contract, and any claims or suits relating to the breach of an oral or written contract, misrepresentation, defamation, interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith, which the Employee had or has, or claimed or claims to have, known or unknown, against the Company Releasees, with sole exception of claims arising in the future relating to obligations of the Company to pay the Base Compensation in accordance with the terms hereof (collectively, "Released Claims"). The Employee agrees to indemnify and hold the Company harmless from and against any cost, liability and expense, including any attorneys fees, incurred by the Company in connection with any Released Claim. The Employee further agrees to execute a written reaffirmation of this paragraph 5 as of the last day of his employment and agrees that his failure for any reason to execute such reaffirmation shall constitute a termination for Cause.

6. Agreement Binding on Successors, etc. The rights, benefits, duties and obligations under this Agreement, including without limitation the Company's obligations to pay severance compensation in accordance with the terms of this Agreement, shall inure to and be binding upon the Company, its successors and assigns, and upon the Employee and his legal representatives. No amendment or waiver of any provision hereof shall be made unless made in writing and signed by the parties.

            Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given upon receipt by the other party. This Agreement contains the parties' entire agreement as to its subject matter, and supersedes any prior agreement relating to the Employee's employment with the Company; except that that the "Proprietary Information, Confidentiality and Inventions Agreement" dated as of July 21, 1999 by and between the Employee and the Company is incorporated herein and remains in full force and effect. This Agreement shall be governed by and interpreted in accordance with the laws of New Jersey without regard to principles of conflict of laws, and the parties mutually and irrevocably waive the right to a jury trial in any matter arising hereunder.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    ABLE LABORATORIES, INC.


                                    By: /s/ Robert J. Mauro
                                        -------------------------
                                    Title: President and Chief Operating Officer

Shashikant C. Shah

Agreed and Accepted

/s/ Shashikant C. Shah
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